Exhibit 10.2

November 24, 2015

Claire Bean

c/o Northeast Bancorp

500 Canal Street

Lewiston, ME 04240

Dear Ms. Bean:

On October 23, 2015, you gave notice of your intention to retire from Northeast Bancorp (the “Company”) effective December 31, 2015 (the “Retirement Date”).

As you know, the Company granted you (1) an option to purchase 59,404 shares of voting common stock of Northeast Bancorp, par value $1.00 per share (“Voting Common Stock”), on December 29, 2010, pursuant to the Northeast Bancorp Amended and Restated 2010 Stock Option and Incentive Plan (the “Plan”) and subject to the restrictions and conditions set forth in the Amended and Restated Non-Qualified Performance-Based Stock Option Agreement dated March 22, 2013 (“2010 Option Agreement”), and the Plan; (2) an option to purchase 33,059 shares of Voting Common Stock (the “2013 Stock Option Award”) on January 31, 2013, pursuant to the Plan and subject to the restrictions and conditions set forth in the Non-Qualified Stock Option Agreement dated January 31, 2013 and the Plan, and (3) 5,277 restricted shares of Voting Common Stock (the “2013 Restricted Stock Award”) pursuant to the Plan and subject to the restrictions and conditions set forth in the Restricted Stock Award Agreement dated January 31, 2013 and the Plan.

In recognition of your service and contributions to the Company, the Compensation Committee of the Board of Directors of the Company has determined the following with regard to your outstanding and unvested equity awards described above, consistent with the terms of the Plan and, in each case, effective as of the Retirement Date:

(a)	Section 3 of the 2010 Option Agreement shall be amended by deleting Section 3 in its entirety and replacing it with the following:

“3.     Termination of Employment. Notwithstanding anything herein or in the Plan to the contrary, if the Optionee’s employment by the Company or a Subsidiary (as defined in the Plan) is terminated for any reason other than for Cause (as such term is defined in the Employment Agreement by and between the Company and the Optionee), this Stock Option shall remain outstanding until the Expiration Date and, to the extent such Stock Option is not exercisable as of the date of such termination of employment, may become exercisable subject to satisfaction of the terms and conditions set forth in Section 1 of this Agreement; provided, however, any portion of this Stock Option that is not exercisable as of the seventh anniversary of the Grant Date shall terminate immediately and be of no further force or effect.”

(b)	All of the 2013 Stock Option Award shall become fully exercisable and may thereafter be exercised for a period of three years from the Retirement Date.

(c)	The 2013 Restricted Stock Award shall be fully vested.

With best regards,

/s/ Peter W. McClean

Peter W. McClean
Chairman, Compensation Committee of the
Northeast Bancorp Board of Directors

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